For period ending April 30, 1997
File number 811-7104
Investment Trust II
Emerging Markets Fund-


Exhibit 77C.

At a special meeting of shareholders held on February 25, 1997 the following proposals were approved:

PROPOSAL 1
			    Shares For       Shares       Shares
			      Voted          Against      Abstain

To approve a Sub-advisory    1,709,535       36,116       35,099
Contract with respect to
the Fund between Mitchell
Hutchins Asset Management
Inc. and Schroders Capital
Management Inc.

PROPOSAL 2
			    Shares For       Shares       Shares
			      Voted          Against      Abstain

To approve a new Advisory    1,707,304       38,445       35,001
Contract between the Fund
and Mitchell Hutchins Asset
Management Inc. changing the
contractual rate at which
investment advisory and
administrative fees are
payable to Mitchell Hutchins.


For period ending April 30,1997
File number 811-7104
Investment Trust II
Emerging Markets Fund


Exhibitit 77Q(1)(e)
The Investment Advisor and Administration Contract and Sub-Advisor Agreement including in the Registrant's Registration Statement on Form N-14 filed with the Securities and Exchange Commission through EDGAR on on January 2, 1997 (Accession No. 0000912057),is herin incorporation by references. The effective date of these contracts was February 25, 1997